Exhibit 99.1

Viking Therapeutics Reports First Quarter 2021 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	U.S. and European Sites Continue to Enroll Phase 2b VOYAGE Study Evaluating VK2809 for the Treatment of NASH

•	Phase 1 Study Evaluating VK0214 in Healthy Volunteers Ongoing; Expect to Initiate Proof-of-Concept Trial in X-ALD Patients Mid-2021

•	Quarter-End Cash Approximately $242 Million; Provides Ample Runway to Achieve Key Clinical Milestones

SAN DIEGO, April 28, 2021 -- Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the first quarter ended March 31, 2021, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended March 31, 2021:

“During the first quarter of 2021, we continued to build on the significant progress made during 2020 with both of our thyroid hormone beta receptor agonist programs,” stated Brian Lian, Ph.D., chief executive officer of Viking.  “We continue to enroll patients in our 52-week Phase 2b VOYAGE trial evaluating VK2809 in NASH and fibrosis, and expect to complete enrollment in the second half of 2021.  With respect to our second thyroid hormone beta receptor agonist program, VK0214, we are nearing completion of a Phase 1 single ascending and multiple ascending dose study in healthy volunteers.  Pending the results, we expect to initiate a Phase 1b study of VK0214 in X-ALD patients this summer.  On the corporate side, our balance sheet remains solid, and we ended the first quarter with approximately $242 million in cash, providing ample runway to achieve important milestones with each of our clinical programs.”

Pipeline and Corporate Highlights

•

Enrollment continues in Phase 2b VOYAGE study evaluating VK2809 for the treatment of NASH.  VK2809 is an orally available small molecule agonist of the thyroid hormone receptor that possesses selectivity for liver tissue, as well as the beta receptor subtype, and has demonstrated promising therapeutic potential in a range of lipid disorders, including non-alcoholic steatohepatitis (NASH).  Phase 1 studies in healthy volunteers as well as in subjects with mild hypercholesterolemia have shown that treatment with VK2809 produces significant reductions in plasma lipids, including LDL-cholesterol, triglycerides, and atherogenic proteins.  A prior 12 week Phase 2a study in patients with non-alcoholic fatty liver disease and hypercholesterolemia successfully achieved its primary and secondary endpoints, with VK2809-treated patients demonstrating significant reductions in plasma lipids, and median relative reductions in liver fat of up to approximately 60%.  In addition, approximately 88% of VK2809-treated patients in this study experienced relative reductions in liver fat content of ≥30%.

The company’s ongoing Phase 2b VOYAGE trial is a randomized, double-blind, placebo-controlled, multicenter study designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed NASH and fibrosis ranging from stages F1 to F3.  The study is targeting enrollment of approximately 340 patients across five treatment arms: 1.0 mg daily; 2.5 mg daily; 5.0 mg every other day; 10.0 mg every other day; and placebo.  The primary endpoint of the study will evaluate the relative change in liver fat content, as assessed by magnetic resonance imaging, proton density fat fraction (MRI-PDFF) from baseline to Week 12 in subjects treated with VK2809, as compared to placebo.  Secondary objectives include evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of dosing.

During the first quarter of 2021, enrollment in VOYAGE continued at sites in both the U.S. and Europe.  The company currently remains on track to complete enrollment in this trial in the second half of 2021.

•

Phase 1 study evaluating VK0214 in healthy volunteers ongoing; Phase 1b study in X-ALD to begin mid-2021.  VK0214 is a novel, orally available thyroid hormone receptor beta agonist being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a rare neurodegenerative disease for which there is currently no pharmacologic treatment option.  To date, findings from in vitro and in vivo studies have demonstrated that administration of VK0214 results in a significant reduction of very long chain fatty acids, key biomarkers of disease, in both plasma and tissue, suggesting a potential therapeutic benefit.

In 2020, the company initiated a Phase 1 first-in-human clinical trial of VK0214.  This trial is a randomized, double-blind, placebo-controlled, single ascending dose (SAD) and multiple ascending dose (MAD) study in healthy subjects. The primary objective of the study is to evaluate the safety, tolerability, and pharmacokinetics of single and multiple oral doses of VK0214.  The results will also inform potential dosing levels for a planned Phase 1b study in patients with X-ALD.  At present, dosing in healthy volunteers is nearing completion and, pending a review of the results, the company expects to initiate the Phase 1b trial mid-year.

•	Strong balance sheet provides runway to complete multiple key clinical milestones. Viking completed the first quarter of 2021 with $241.7 million in cash, cash equivalents and short-term investments.

•	Upcoming investor events. Viking management will participate in the following upcoming investor events, all of which will be virtual:

7th Annual Truist Securities Life Sciences Summit
Dates: May 4 - 5, 2021

SVB Leerink CybeRx Series: Liver Disease Day
Date: June 17, 2021

Raymond James Human Health Innovations Conference
Dates: June 21 - 23, 2021

Q1 2021 Financial Highlights

Research and development expenses for the three months ended March 31, 2021 were $11.5 million compared to $8.0 million for the same period in 2020.  The increase was primarily due to increased expenses related to clinical studies, manufacturing for the company’s drug candidates, salaries and benefits and stock-based compensation, partially offset by decreased expenses related to pre-clinical studies.

General and administrative expenses for the three months ended March 31, 2021 were $2.7 million compared to $3.0 million for the same period in 2020.  The decrease was primarily due to decreased expenses related to stock-based compensation, legal and patent services, salaries and benefits and travel, partially offset by increased expenses related to professional fees and insurance.

For the three months ended March 31, 2021, Viking reported a net loss of $14.0 million, or $0.19 per share, compared to a net loss of $9.7 million, or $0.13 per share, in the corresponding period in 2020.  The increase in net loss and net loss per share for the three months ended March 31, 2021 was primarily due to an increase in research and development expenses, partially offset by a decrease in general and administrative expenses, as noted previously, as well as decreased interest income primarily due to the decline in interest rates available throughout the first quarter of 2021 as compared to prevailing interest rates during the first quarter of 2020.

Balance Sheet as of March 31, 2021

At March 31, 2021, Viking held cash, cash equivalents and short-term investments of $241.7 million, compared to $248.4 million as of December 31, 2020.

Conference Call

Management will host a conference call to discuss the company’s first quarter 2021 financial results today at 4:30 pm Eastern.  To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until May 5, 2021 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID #10153769.  Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts.  An archive of the webcast will also be available on the Webcasts page of the company’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, orally available, first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders.  Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives.  The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis.  In a Phase 2 trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo.  The company is also developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD).  VK0214 is currently being evaluated in a Phase 1 first-in-human clinical trial.  The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its development activities, timelines and milestones, including the company’s expected timing for the potential initiation and completion of clinical studies in X-ALD for VK0214 and plans for completion of the company’s VOYAGE Phase 2b study, as well as the company's goals and plans regarding VK0214, VK2809 and their respective prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2809 and VK0214; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; risks related to the COVID-19 pandemic; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues	$—	$—
Operating expenses:
Research and development	11,535	7,987
General and administrative	2,693	2,961
Total operating expenses	14,228	10,948
Loss from operations	(14,228)	(10,948)
Other income (expense):
Amortization of financing costs	(21)	(45)
Interest income, net	239	1,304
Realized gain on investments, net	—	2
Total other income, net	218	1,261
Net loss	(14,010)	(9,687)
Other comprehensive loss, net of tax:
Unrealized loss on securities	(50)	(824)
Comprehensive loss	$(14,060)	$(10,511)

Basic and diluted net loss per common share	$(0.19)	$(0.13)
Weighted-average shares used to compute basic and diluted net loss per share	74,782	72,356

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,805	$29,117
Short-term investments – available for sale	224,874	219,269
Prepaid clinical trial and preclinical study costs	7,559	7,276
Prepaid expenses and other current assets	625	442
Total current assets	249,863	256,104
Right-of-use assets	249	321
Deferred financing costs	27	48
Deposits	—	29
Total assets	$250,139	$256,502
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,848	$3,988
Other accrued liabilities	7,789	7,811
Lease liability, current	279	330
Total current liabilities	12,916	12,129
Lease liability, net of current portion	—	29
Total long-term liabilities	—	29
Total liabilities	12,916	12,158
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at March 31, 2021 and December 31, 2020; no shares issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at March 31, 2021 and December 31, 2020; 77,178,081 and 73,215,940 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	419,528	412,589
Accumulated deficit	(182,202)	(168,192)
Accumulated other comprehensive loss	(104)	(54)
Total stockholders’ equity	237,223	244,344
Total liabilities and stockholders’ equity	$250,139	$256,502

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com